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                                   EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
First Mariner Bancorp:

We consent to the incorporation by reference in the registration statements (Nos. 333-60961, 333-60963 and 333-60967) on Form S-8 of First Mariner Bancorp and subsidiaries (First Mariner) of our report dated January 28, 2000, relating to the consolidated statements of financial condition of First Mariner as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of First Mariner.

                                         /s/ KPMG LLP
                                         ----------------------------------
                                         KPMG LLP

Baltimore, Maryland
March 29, 2000

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